Exhibit 99.1

SPACEHAB, Inc.
12130 Highway 3, Bldg. 1
Webster, Texas 77598-1504
1.713.558.5000
fax: 1.713.558.5960

www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB ANNOUNCES $6 MILLION FINANCING FACILITY

Company Achieves Another Milestone in Corporate Restructuring Plan

Houston, Texas, February 8, 2008 — SPACEHAB, Incorporated (NASDAQ: SPAB), a provider of commercial space services, today announced that the Company has established a $6 million credit facility with Green Bank, N.A. The new financing facility is part of the Company’s ongoing financial restructuring strategy providing capital as SPACEHAB pursues its new business opportunities as well as improving overall liquidity.

The new facility provides for a 3-year $4.0 million term loan and a $2.0 million revolving credit facility. The Company is subject to various financial and other covenants based upon its Astrotech Space Operations subsidiary. The funds are available to SPACEHAB and its subsidiaries for new business initiatives and general corporate purposes.

Green Bank is a wholly-owned subsidiary of Green Bancorp, Inc. The bank currently has assets of $235 million and operates three branches in Houston and one in Austin. Green Bank embraces innovative technology while consciously promoting environmental responsibility.

About SPACEHAB, Incorporated

SPACEHAB is a commercial and entrepreneurial force in the space industry providing a full spectrum of products and services to both the government and private sectors. The Company offers space access and payload integration services, production of valuable commercial products in space, spacecraft pre-launch processing facilities and services, development and extension of space-based products to the consumer market, and program and engineering support ranging from development and manufacturing of flight hardware to large scale government project management.

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Eva-Marie deCardenas

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5071

edecardenas@spacehab.com

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